                                                                  EXHIBIT 99.1

Contact:
Donald J. Marsee
Chief Financial Officer
510-433-7800 or dmarsee@pilot.net

       Pilot Network Services Announces Second-Quarter Financial Results

              Continued Traction with Partnerships and Alliances

Alameda, Calif., October 31, 2000 - Pilot Network Services, Inc.(R) (Nasdaq:
PILT), the first provider of highly secure, subscription-based e-business services, today announced its financial results for the second fiscal quarter ended September 30, 2000.

Second Quarter Highlights:

Revenues were $10.1 million, up 41% from $7.1 million for the same quarter of the prior year. Net loss for the quarter was $8.7 million, or a loss of $0.57 per share, compared with a net loss of $5.2 million, or a loss of $0.38 per share, for the second quarter of the prior year. As of September 30, 2000, Pilot's balance sheet included cash and investments of $7.8 million.

"Customer demand for Pilot Protected services remains strong," said Marketta Silvera, President and Chief Executive Officer of Pilot. "The requirement for securing e-business services is a necessity for enterprises transitioning their operations to the electronic marketplace. We continue to see more advanced types of criminal attack techniques, such as those used in several recent high profile intrusions resulting in security breaches of intellectual property at companies without Pilot Protection."

"Pilot is the only provider in the marketplace that delivers around-the-clock network-based security that learns from experience. Most companies do not have the capability to address security issues on their own because of the increasing complexity of e-business security; the shortage of security professionals and because increasingly these threats spread instantly and globally without any prior warning. We believe that every company engaging in electronic business will need the service technology that Pilot has invented. Today, no other provider is in a position to identify and protect against these emerging threats on a 24 x 7 basis," said Silvera.

The following are some highlights of the company's achievements during the second quarter:

   Recurring revenues were $8.7 million, up 70% from $5.1 million for the same quarter of the prior year, and up 9% from $8 million last quarter.

   Signed a total of 94 new service agreements, including enterprise clients such as First Data Merchant Services, Sovereign Bank, Cirrus Logic, Space Systems Loral, Pacific Stock Exchange, Safeway, Hitachi Computer Products, Providian National Bank, Westell Technologies, Dr. Pepper/7-Up, and several GE owned companies. These new agreements represent an annualized revenue commitment of $5.3 million for the next twelve months.

   Protected more than 70,000 corporate client networks against criminal hackers and continually increasing security threats.

   Identified more than 77 million attempts to violate security per month of which approximately 4,000 were incidents requiring protective actions.

   Jointly launched with PRIMUS Telecommunications two Pilot Protected data center sites (London, U.K. and Melbourne, Australia). Additional data centers are planned to deliver Pilot Protected services for PRIMUS.

   Achieved a number of technology and other milestones in connection with the configuration of a major global telecommunications carrier's data center to deliver Pilot Protected access.

   Established: (i) a reseller partnership with SBC/Clover, (ii) a co-marketing partnership with eSum Technologies, a leading Korean B2B solutions provider to telecommunications providers in Asia, and (iii) a new business relationship with Nortel Networks for secure extranet services.

   Founded Pilot Labs to develop additional value-added services which integrate Pilot's intellectual property into the service offerings of Pilot's partners.

Other Developments

Based on the results of the review announced October 18, 2000, and discussions with the company's external auditors, the company decided to restate its revenue for the first quarter of the current fiscal year to exclude one transaction totaling $425,000 due to the credit profile of this account at the time of the sale. The restatement results from concluding that the customer did not have creditworthiness at the time of the sale. This action increases the first quarter net loss by $0.03 per share.

"Our client base consists primarily of well-established, enterprise corporations that represent a low credit risk," said Silvera. "In the past, the creditworthiness of our customers was not a significant concern. However, going forward, the company will strengthen its credit evaluation processes for all new customers signing up for Pilot Protected services."

Pilot's auditors have advised the company's Audit Committee of a material weakness in the company's internal controls. The recent review of certain transactions also illustrated a weakness with respect to quarterly cut-off controls. There likely has been an absence of effective controls and evidence of supervisory overrides related to cut-off of sales transactions.

As a result of these findings, discussions with the auditors, and upon recommendation of the Audit Committee, Pilot's Board of Directors has adopted or accelerated several initiatives to strengthen the company's internal controls and has taken appropriate actions with regard to previous procedural failures. These initiatives include strengthening the authority of the Chief Financial Officer over cut-off procedures, implementation of a new time reporting system to eliminate the material weakness concern, formalization of a revenue recognition policy that is in compliance with recent Securities and Exchange Commission pronouncements and comprehensive communication of company policies.

Since the end of the fiscal quarter, the company has entered into agreements with certain of its capital providers to strengthen the company's financial position. Greyrock Capital has granted the company an extension on its existing working capital line through January 31, 2001. In addition, Marshall Capital Management, who recently completed a $15 million investment in preferred stock in the first fiscal quarter, has agreed to waive the requirement that the company hold a shareholder meeting by October 1, 2000. As a result, the company has agreed to fix the conversion price that Marshall Capital may convert up to approximately 1.5 million shares of common stock at a price per share of approximately $1.57.

Pilot also announced that it has retained Credit Suisse First Boston as its financial advisor to advise on these matters as well as to explore a broad range of strategic alternatives.

On October 24, 2000 Pilot announced that it had appointed Donald J. Marsee to act as Interim Chief Financial Officer for the company. Pilot has commenced a search for an individual to fill this position on a permanent basis. Also, Shanda Bahles resigned from the company's Board of Directors. A replacement has not yet been selected.

About Pilot Network Services, Inc.

Pilot Network Services, Inc. is the first provider of highly secure, subscription-based e-business services. As the Security Utility(TM) pioneer, Pilot enables secure e-business for companies of all sizes in every industry by providing a wide range of services with built-in security to protect enterprise networks. Pilot protected e-business services include secure hosting, Internet access and gateways, and extranet/VPN services. Customers can choose options including encryption, authentication, access control, virus scanning, and web filtering. Pilot provides the highest level of protection available today by connecting businesses to the Internet through Pilot Security Centers. Protection from hackers, viruses, and other threats is built into the Pilot network with an advanced, distributed security architecture called the Pilot Heuristic Defense Infrastructure(TM) (HDI(TM)). The Pilot HDI combines the most advanced technology with 24 x 7 monitoring by security engineers to continually evolve and proactively defend Pilot clients' e-business interactions against attack. Pilot can be reached at 888-40-PILOT or online at www.pilot.net and info@pilot.net.


                                     # # #


Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially, including potential fluctuations in results of operations, the new market for Internet security monitoring, detection and defense services, impact of competitive products and services, and risk factors listed in Pilot's filings with the Securities and Exchange Commission.

                                             PILOT NETWORK SERVICES, INC.
                                         CONSOLIDATED STATEMENTS OF OPERATIONS
                                         (in thousands, except per share data)
                                                      (unaudited)

                                                               Three months ended                Six months ended
                                                                 September 30,                    September 30,
                                                       ----------------------------------  ----------------------------
                                                             1999          2000                    1999          2000
                                                             ----          ----                    ----          ----

 Services revenues                                        $ 7,130       $10,078                $ 12,946       $ 21,190
 Cost of services revenues                                  7,379        10,813                  13,809         20,503
                                                          -------       -------                --------       --------

 Gross margin                                                (249)         (735)                   (863)           687

 Operating expenses:
   Sales and marketing                                      3,218         4,647                   6,156          8,881
   Engineering and development                                767         1,829                   1,402          3,332
   General and administrative                                 970           917                   1,730          2,333
                                                          -------       -------                --------       --------

     Operating expenses                                     4,955         7,393                   9,288         14,546
                                                          -------       -------                --------       --------

 Operating loss                                            (5,204)       (8,128)                (10,151)       (13,859)

 Interest expense, net                                        (37)         (529)                   (287)          (977)
                                                          -------       -------                --------       --------

 Net loss                                                 $(5,241)      $(8,657)               $(10,438)      $(14,836)


 Net loss attributable to common                          $(5,241)      $(8,657)               $(10,438)      $(14,836)
   stockholders                                           =======       =======                ========       ========

 Basic and diluted net loss per share                      $(0.38)       $(0.57)                 $(0.77)        $(0.98)
                                                          =======       =======                ========       ========

 Shares used in computing basic and                        13,689        15,093                  13,625         15,078
      diluted net loss per share                          =======       =======                ========       ========









----------------------
  1/ Includes restatement of revenue in the first quarter ended June 30, 2000. Restatement reduces first quarter revenue by $425,000 and increases net loss by $0.03 per share.

                                PILOT NETWORK SERVICES, INC.
                          CONDENSED AND CONSOLIDATED BALANCE SHEETS
                                       (in thousands)
                                         (unaudited)

                                                          March 31,          September 30,
                                                                    2000                2000
                                                                    ----                ----

 Current assets:
   Cash and investments                                         $  8,818            $  7,823
   Trade receivables                                               7,233               9,036
   Prepaid and other current assets                                  843               2,243
                                                                --------            --------
     Total current assets                                         16,894              19,102

 Property and equipment, net                                      24,624              29,366
 Other assets                                                      1,639                 843
                                                                --------            --------

     Total assets                                               $ 43,157            $ 49,311
                                                                ========            ========

 Current liabilities:
   Accounts payable and accrued expenses                        $  7,419            $ 10,480
   Line of credit                                                  4,652               5,019
   Term loan                                                       3,000               3,000
   Current portion of capital lease obligations                    2,275               2,380
   Deferred revenue                                                1,200               1,875
                                                                --------            --------
     Total current liabilities                                    18,546              22,754

 Capital lease obligations, net of current portion                 3,561               5,900
                                                                --------            --------

     Total liabilities                                            22,107              28,654

 Stockholders' equity:
   Capital stock                                                  74,030              88,542
   Accumulated other comprehensive income                             39                 (30)
   Accumulated deficit                                           (53,019)            (67,855)
                                                                --------            --------

     Total stockholders' equity                                   21,050              20,657
                                                                --------            --------

     Total liabilities and stockholders' equity                 $ 43,157            $ 49,311
                                                                ========            ========